Exhibit 10.3

AGREEMENT

THIS AGREEMENT entered into as of this 15th day of August, 2018, by and between COATES INTERNATIONAL, LTD, a Nevada Corporation, having an address of 2100 Route 34, Wall Township, NJ 07719 (the “Seller”), and W & S INVESTMENTS, L.L.C., A New Jersey Limited Liability Company, AND/OR ITS ASSIGNS, having an address of P.O. Box 496, Allenwood, NJ 08720 (the “Purchaser or Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of 3.6 acres of real property in the Township of Wall, located at 2100 Route 34 and being the rear portion of Lot 4 in Block 806 as shown on the tax map of the Township of Wall, Monmouth County, New Jersey (“Subject Premises”). The Subject Premises is currently unimproved. The Subject Premises is part of a larger currently undivided parcel of real estate (the “Overall Parcel”). Purchaser is subdividing the Overall Parcel and Seller is retaining a portion. The portion of the Overall Parcel excluding the Subject Premises is referred to herein as the “Retained Property”. Exhibit A depicts the line dividing the Subject Premises from the Retained Property; and

WHEREAS, it is the intention of Buyer to acquire the Subject Premises for the purpose of constructing a self-storage facility that is operated by the Buyer (“Intended Purpose”).

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to acquire from Seller, the Subject Premises consisting of the 3.6 acres located at 2100 Route 34 and being the rear portion of Lot 4 in Block 806 as shown on the tax map of the Township of Wall, Monmouth County, New Jersey, and as further depicted on Exhibit A attached hereto and made a part hereof all upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, AND OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS HEREINAFTER CONTAINED, THE PARTIES HERETO DO HEREBY MUTUALLY AGREE AS FOLLOWS:

1. Purchase and Sale of Subject Premises. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller the Subject Premises which is the 3.6 acres of real property known as a rear portion of Lot 4 in Block 806 as shown on the tax map of the Township of Wall, and as further described on Exhibit A attached hereto and made a part hereof.

2. Purchase Price. The total Purchase Price for the Subject Premises that will be paid by the Buyer to the Seller shall be the sum of ONE MILLION THREE HUNDRED THOUSAND AND 00/100 ($1,300,000.00) DOLLARS and shall be payable as follows:

A. The initial deposit in the amount of FIFTY THOUSAND ($50,000.00) DOLLARS which sum has been released to Seller pursuant to the contract terms.

B. The sum of ONE HUNDRED FIFTY THOUSAND ($150,000.00) DOLLARS shall be paid upon execution of this Agreement also to be released to Seller pursuant to the contract terms and the terms of the Escrow Agreement attached hereto as Exhibit B. Inasmuch as Purchaser shall be applying to the Township of Wall for the approval of its Intended Purpose, and given that real estate taxes (taxes) to the Township of Wall on the Overall Parcel must be current, any arrears in taxes for the years 2017 and 2018 through the fourth quarter of 2018 shall first be disbursed to the Township of Wall by Purchaser for said taxes prior to the release of any monies under this subparagraph B to Seller.

C. The balance of ONE MILLION ONE HUNDRED THOUSAND AND 00/100 ($1,100,000.00) DOLLARS to be paid on the date of closing in cash by title company escrow check, bank check or wired monies.

3. Mortgage securing released deposit monies.

Upon execution of the within Agreement and prior to the release of the remainder of the deposit monies indicated in 2 B., Seller shall execute a note and mortgage (to be prepared by Purchaser’s attorney) in favor of Purchaser in the amount of TWO HUNDRED THOUSAND AND 00/100 ($200,000.00) DOLLARS and placed upon the Overall Parcel located at 2100 Route 34 and being known as lot 4 in block 806 as shown on the tax map of the Township of Wall, County of Monmouth, State of New Jersey. The mortgage shall be held in escrow subject to the terms of the Escrow Agreement attached hereto as Exhibit B. The Note shall be reduced by $1,000. For each extension requested by Purchaser up to a total of $4,000. Said Note shall be interest-free from the date of execution until closing of title between the parties hereof upon Purchaser’s successful subdivision and approval for development as contained herein. Should closing not occur between the parties for any reason, then in that event, the principal amount of the Note shall be called and become due and payable to Purchaser. Failing to repay the Note: (a) the mortgage shall be released from escrow and delivered to the Buyer’s attorney at which point the Buyer may record the mortgage with the Clerk of Monmouth County; and (b) the repayment of principal and interest shall commence and accrue at the rate of seven and one/half (7 1/2%) percent per annum on the principal balance thereof and shall be repaid by Seller in quarterly payments utilizing a five year amortization schedule.

4. Due Diligence Review. Buyer, its agents, representatives and employees may, during reasonable business hours and on notice to Seller, during a period commencing on the date hereof and expiring ninety (90) days after the date Seller’s Deliveries pursuant to Article 5 A(v) are received by Buyer (the “Inspection Period”), inspect, audit and copy the Seller’s Deliveries. Provided that if Buyer has not obtained all final (not subject to challenge or appeal and recorded if applicable) necessary governmental approvals and permits (including site plan approval, zoning approval and building permits) satisfactory to Buyer for Buyer’s subdivision of the Overall Parcel and its anticipated development of the Subject Premises for the Intended Purpose by the end of the Inspection Period (the “Approvals”), Buyer may extend the Inspection Period up to four (4) times for thirty (30) days each by giving written notice to Seller on or before the last day of the then existing Inspection Period and pay Seller $1,000. Per extension. If Buyer elects to extend the Inspection Period, $1,000 per extension shall be subtracted from the principal amount of the Note and mortgage and treated in accordance with the terms contained therein. Seller shall notify Buyer when Seller believes Seller has made all of Seller’s Deliveries, and within two business days thereafter Buyer shall either verify in writing that Buyer has received all of Seller’s Deliveries or notify Seller in writing as to which of Seller’s Deliveries Buyer believes Buyer has not received. Once all Seller’s Deliveries have been received by Buyer, Buyer shall acknowledge such to Seller. In addition, Buyer, its agents, representatives and employees (including an independent engineer/surveyor) shall have access to the Subject Premises during normal business hours and on notice to Seller for purposes of obtaining a survey (the “Survey”) of the Subject Premises, a physical inspection of the Subject Premises, including one or more reports from other engineering companies (the “Engineering Reports”), and a Phase I environmental report, the scope and level of detail of which shall be satisfactory to Buyer, prepared by a qualified environmental consultant acceptable to Buyer and addressed to Buyer (the “Environmental Report”), as well as any other inspections called for by such Environmental Report or Engineering Reports. Buyer’s review of the Seller’s Deliveries and other inspections and items referred to in this Article is referred to as Buyer’s “Due Diligence Review.” and shall be at Buyer’s sole expense. Buyer shall indemnify and hold Seller harmless from any and all damage caused by Buyer or its independent contractors, agents, representatives or employees in conducting such Due Diligence Review; provided that Buyer shall have no obligation for any pre-existing conditions or the discovery thereof. Buyer shall restore the Real Estate to the condition in which it existed as of the date of this Agreement. Before entry onto the Subject Premises Buyer shall provide a certificate of insurance acceptable to Seller from an insurance company authorized to do business in the State of New Jersey having a rating of AAA.

Buyer shall, at Buyer’s sole expense, take all such actions as are necessary to legally subdivide the Subject Premises from the Retained Property such that the Subject Premises shall be a separate legal parcel that is taxed as of the next assessment date and is in compliance with all subdivision and other applicable laws and ordinances as an independent real estate parcel and shall provide Seller with evidence thereof (collectively, the “Subdivision”). It shall be a condition to Seller’s and Buyer’s obligation to close that such Subdivision has been effectuated and that the Title Policy shall at Buyer’s expense include subdivision and separate tax parcel endorsements. Buyer shall also, at Buyer’s sole expense, obtain final site plan approval and all variances desired by Buyer for the Intended Purpose. Buyer shall also be responsible, at its sole expense, to fulfill each of the conditions contained in the subdivision and site plan approvals and to obtain all other government permits and approvals desired by Buyer, or required, for the Intended Purpose.

Seller hereby agrees to cooperate with Purchaser, its agents, representatives and employees, including but not limited to executing forms or applications required in furtherance of the subdivision and approval for the Intended Purpose.

If the Purchaser does not close title within thirty (30) days of the end of the Due Diligence Period, Seller shall have the right to terminate this Agreement in which event the $200,000. deposit shall be promptly returned to Purchaser minus $1,000 for each extension received by the Purchaser. Failing to immediately return the deposit monies to the Seller, the terms of the Note and mortgage shall commence. In addition, each Party shall have recourse to all remedies available to it at law and in equity.

5. Conditions Precedent to Closing.

A. Purchaser shall not be required to proceed on the closing date with the transaction contemplated by this Agreement unless each of the following conditions precedent shall have been fulfilled and satisfied:

i. Each of the warranties, representations and covenants of Seller contained herein shall be true, valid and correct.

ii. Seller shall have complied with the covenants herein.

iii. There shall have been delivered by Seller to Purchaser all of the items in Seller’s possession required to be delivered to Purchaser pursuant subparagraph v below.

iv. Upon execution of the within Agreement, Purchaser, at its sole expense, shall obtain an Environmental Report, commonly known as a Phase 1, for the Subject Premises and, based upon said Environmental Report, may declare this Agreement, within the Inspection Period, null and void if said Report shall be unsatisfactory to Purchaser in Purchaser’s sole and absolute discretion.

v. Upon execution of this Agreement, Seller shall furnish Purchaser with a copy of all engineering and site plans, surveys, resolutions and any and all governmental approvals and permits with respect to the property that are in Seller’s possession.

vi. Purchaser, in Purchaser’s sole and absolute discretion, shall satisfy itself as to the zoning and other ordinances of the Township of Wall with respect to the Intended Purpose indicated hereinabove within the initial ninety (90) days and any extension thereof after execution of the within Agreement, the due diligence period.

Notwithstanding what is contained in Paragraph 5A, the ninety (90) day due diligence time period for i through vi shall commence on that date upon which all of those items to be delivered to Purchaser by Seller in subparagraph 5A(v) shall have been delivered to Purchaser at its offices in Wall Township, New Jersey, and evidenced by an acknowledgment by Purchaser that it has received all of those items requested, in Purchaser’s sole and absolute discretion.

In the event that, after due diligence by the Purchaser, one or more conditions, (1) through (vi) above, are not fulfilled, or waived, within the time periods set forth, then the Purchaser may, at any time thereafter, elect, by written notice to the Seller, to cancel this Agreement, and the $200,000 deposit shall be promptly returned to Purchaser minus $1,000 for each extension received by the Purchaser. Failing to immediately return the deposit monies to the Seller, the terms of the Note and mortgage shall commence. This Agreement shall then be deemed to be null and void, and of no further force and effect.

B. Seller shall not be required to proceed on the closing date with the transaction contemplated by this Agreement unless each of the following conditions precedent shall have been fulfilled and satisfied.

i. Each of the warranties, representations and covenants of Purchaser contained herein shall be true, valid and correct.

ii. There shall be delivered by Purchaser to Seller all of the items to be delivered to Seller hereunder at or prior to the closing.

In the event that one or more of the foregoing conditions is not fulfilled, or waived, within the time periods set forth, then the Seller may, at any time thereafter, elect, by written notice to the Purchaser, to cancel this Agreement, and the $200,000. deposit shall be promptly returned to Purchaser minus $1,000 for each extension received by the Purchaser. Failing to immediately return the deposit monies to the Seller, the terms of the note and mortgage shall commence. This Agreement shall then be deemed to be null and void, and of no further force and effect.

Each party shall have recourse to all remedies available to it at law or in equity.

6. Warranties, Representation and Covenants of Seller. Seller warrants, represents to and covenants with Purchaser as follows:

A. It is the owner of the Subject Premises.

B. The execution and delivery of this Agreement and the consummation of the transaction contemplated with the exception, perhaps, of the existing mortgage(s) on the Overall Parcel, hereby will not violate any agreement of Seller, or result in the breach of any term or provision of, or, with or without the passage of time or the giving of notice, or both, constitute a default under, or permit the acceleration of maturity under any loan agreement, note, debenture, mortgage, deed of trust or other agreement to which Seller is a party or by which Seller is bound.

C. To the best of Seller’s knowledge and belief, there are no encroachments on the Subject Premises, except other than as may appear of record. Seller agrees that any such recorded encroachments will not prevent, limit or restrict the Intended Purpose.

D. Seller represents and warrants, to the best of its knowledge, that the Subject Premises does not contain nor has ever contained any hazardous wastes or substances, including but not limited to, petroleum based products, paints and solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonium compounds, asbestos, PCB’s and other chemical products, or any underground storage tanks; nor are any governmental cleanup or any other response actions contemplated, proposed, or initiated for the subject premises. Seller further agrees to provide Purchaser with any Environmental Approvals and/or representations which may be necessary as a result of the condition of the subject Premises at no cost and expense to Purchaser pursuant to paragraph 9D. Seller’s representations as to this sub-paragraph D shall be contained in a separate affidavit pursuant to paragraph 9E. Seller, however, shall have no obligation to remediate the Subject Premises, the Overall Parcel or the Retained Property but Purchaser shall have the right, as its sole remedy to cancel this Agreement in which event the $200,000. deposit shall be promptly returned to Purchaser minus $1,000 for each extension received by the Purchaser. Failing to immediately return the deposit monies to the Seller, the terms of the Note and mortgage shall commence.

E. Seller shall convey the Subject Premises to Purchaser free of all tenancies. Also, the Subject Premises shall be conveyed free of all surface debris, as determined by Purchaser in its sole and absolute discretion, provided Seller shall not be required to incur any cost for environmental remediation of the Subject Premises, Overall Parcel or Retained Property.

F. In addition to being true as of the date of this Agreement, each of the warranties, representations and covenants of Seller contained in this Agreement shall be true on and as of the closing date with the same force and effect as though made on such date.

7. Warranties, Representations and Covenants of Purchaser. Purchaser represents and warrants to Seller that the following are true and correct to the best of its knowledge without independent investigation on the date hereof, which representations and warranties where the context so indicates, shall also be true on the date of each closing of title hereunder.

A. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of New Jersey and has full power and authority and has taken all action required by law to execute, deliver, and perform this Agreement and the transactions contemplated hereby and thereby and had taken all action required by law, its Certificate of Formation, Operating Agreement or otherwise to authorize the execution and delivery of the Agreement and the transactions contemplated hereby.

B. Neither the authorization, execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will conflict with or result in the breach of any terms or provisions of Purchaser’s Certificate of Formation and Operating Agreement or any applicable statutes, laws, rules or regulations of any governmental body having jurisdiction in the premises.

8. Right to Terminate. If, prior to the expiration of the Inspection/Due Diligence Period, Buyer determines for any or no reason in its sole discretion that the Subject Premises is not a suitable for the Intended Purpose, Buyer may terminate this Agreement by giving Seller written notice of such determination upon or before the expiration of the Inspection Period, in which case the $200,000. deposit shall be promptly returned to Purchaser minus $1,000 for each extension received by the Purchaser. Failing to immediately return the deposit monies to the Seller, the terms of the Note and mortgage shall commence.

9. The Closing. The closing with respect to the transactions contemplated hereby (herein referred to as the “Closing”) shall take place at the office of Robert J. Saxton, Esquire., 1540 State Highway 138, Wall Township, NJ 07719, thirty (30) days after Purchaser has satisfied all of the conditions precedent set forth in Paragraphs 4 and 5A.; but in no event any later than thirty (30) days after completion of the Due Diligence Period.

At the closing, Seller shall deliver to Purchaser each of the following:

A. Certificates signed by the appropriate signatories of Seller and to the effect that, as of the closing date, Seller has complied with its warranties, representations and covenants hereunder, and that the warranties, representations and covenants made by Seller hereunder are true, valid and correct as of the closing date with the same force and effect as if such warranties, representations and covenants had been made on the closing date.

B. Bargain and Sale Deed with Covenants against Grantor’s Acts.

C. Appropriate affidavits of title and corporate resolutions.

D. If required for the sale of the Subject Premises by any regulatory agency: (i) a non-applicability letter; (ii) a de minimus quantity exemption; and/or (iii) approval of Seller’s negative declaration; for which Seller shall promptly apply pursuant to the Environmental cleanup Responsibility Act, (ECRA) and/or the Industrial Site Remedial Act, (ISRA) the regulations promulgated thereunder and any successor legislation and regulations, or any other environmental approvals that may be necessary as a result of Seller’s business and/or the real property at no cost and expense to Purchaser.

E. Affidavits indicating that the Subject Premises, to the best of Seller’s knowledge, has no Environmental problems as same is defined in paragraph 6D. provided, however, Seller shall have no obligation to remediate the Subject Premises, Overall Parcel or Retained Property.

F. Assignment of all engineering, plans, resolutions permits and approvals in Seller’s possession from Seller to Purchaser.

10. Tax Clearance. Buyer shall have received appropriate notice under the New Jersey Bulk Sales Act as to the amount of taxes to be withheld from Seller, if any, at the time of Closing and paid to the State. To that end, Seller agrees to make all appropriate submissions to the NJ Division of Taxation, Bulk Sales Division.

11. Adjustments at Closing. The Purchaser shall require that any person with a claim or right affecting the Subject Premises shall be paid off from the proceeds of this sale. The Purchaser and Seller agree to adjust the municipal water and sewer charges (save for special assessments) as of the closing date. There shall be no proration of real estate taxes at Closing. With respect to any real estate tax bills that cover both the Subject Premises and all or any other part of the balance of the Overall Parcel (i.e. prior to the time that the subdivision of the Subject Premises from the balance of the Overall Parcel has taken effect and the Subject Premises has its own separate tax bill) and that relate to a year in which (for all or part of such year) Buyer owns the Subject Premises, Seller shall pay such tax bills when due and Buyer shall pay to Seller Buyer’s prorated (based upon Buyer’s period of ownership) share of the portion of such bill allocable to the Subject Premises. For such purpose, the portion of a bill allocable to the Land shall be 75% of the actual bill multiplied by percentage obtained by dividing the square footage of the Subject Premises by the square footage of the Overall Parcel. For example, if the annual bill for the Overall Parcel were $10,000 and the area of the Subject Premises comprised 40% of the area of the Overall Parcel, then the portion of such bill deemed allocable to the Subject Premises would be 75% times $10,000 times 40% = $3,000. Seller shall provide Buyer with copies of each such applicable bill, and Buyer shall pay to Seller the amount owed by Buyer with respect thereto within thirty days after receipt of each such bill. Seller shall provide Buyer with evidence of payment of each such bill when made. The terms of this Section shall survive Closing.

12. Real Estate Brokers. Both parties hereby warrant and represent that the within transaction was not brought about by the efforts of any broker, agent or the like, and both parties hereby agree to indemnify and hold the other harmless from any and all claims made by any broker claiming to have acted on behalf of either party.

13. Accessibility. Purchaser and Purchaser’s agents and employees are granted the right, during normal business hours and on notice to Seller, of ingress and egress upon and across the Subject Premises for the purposes contained herein Purchaser agrees to indemnify the Seller from liability resulting from ingress and egress and the acts performed, and Purchaser further agrees to reimburse Seller for any damage to the property caused by the acts performed under the terms of this Agreement, and if requested by the Seller, provide Seller with a Certificate of Insurance. Before entry on the Subject Premises Buyer shall provide a certificate of insurance acceptable to Seller from an insurance company authorized to do business in the State of New Jersey having a rating of AAA.

14. Additional Documents and Acts. Each of the parties hereto agrees that they will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, applications, transfers, conveyances and assurances as may reasonably be required by the other party hereto in order to carry out fully and to effectuate the transaction herein contemplated in accordance with the provisions of this Agreement.

15. Notices. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, each addressed as follows:

As to Seller:

Coates International, LTD 2100 Route 34 Wall, NJ 07719	&	William Wolf, Esq Bathgate, Wegner & Wolf One Airport Rd Lakewood, NJ 08701

As to Purchaser:

W & S Investments, L.L.C. P.O. Box 496 Allenwood, NJ 08720	&	Robert J. Saxton, Esq 1540 State Highway 138 P.O. Box 1141 Wall, NJ 07719

or to such other address and to the attention or of such other person as the party to whom such notice is to be given may have theretofore designated in a notice to the other party hereto. Any notice given in accordance with the foregoing shall be deemed to have been given when delivered in person or, if mailed, on the second business day next following the date on which it shall have been deposited in the mail.

16. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign this Agreement, in whole or in part without the prior written consent of each other party except that Purchaser may assign the within Agreement to another corporate entity or partnership provided that Messrs. WESHNAK and SMITH are majority principals thereof without the prior consent of the Seller.

17. Risk of Loss. The Seller is responsible for any damage to the Subject Premises, except for normal wear and tear, until the closing or for damage or loss caused by the Purchaser. If there is damage, the Purchaser can proceed with the closing and either require that the Seller repair the damage not caused by Purchaser before the closing, or deduct from the purchase price a fair and reasonable estimate of the cost to repair the property. Nonetheless, Seller shall only be responsible for up to the sum of TEN THOUSAND ($10,000.00) DOLLARS. Above said sum, Purchaser shall have the option of canceling the within Agreement, or be responsible for any sum greater than TEN THOUSAND ($10,000.00) DOLLARS.

18. Captions. The captions of this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

20. Arbitration of Disputes. Except as otherwise provided herein, any controversy or claim between the Purchaser and the Seller arising out of or relating to this Agreement, will, upon notice by either party, be submitted to and be settled by arbitration held in Monmouth County, New Jersey. Such arbitration shall be conducted in accordance with the New Jersey Statutes then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby submit to the jurisdiction of the courts of the State of New Jersey for the purpose of confirming any such award and entering judgment thereon.

21. Completeness of Agreement. This Agreement and the attachments hereto and the Agreements and other documents referred to or provided for herein represent the entire contract between the parties with respect to the subject matter hereof and thereof, and the same shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.

22. Amendment. This Agreement shall not be amended or modified except by an instrument in writing signed by each of the parties hereto.

23. Counterparts. This Agreement may be executed in counterparts, each of which need not contain the signatures of more than one party, but such counterparts taken together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

WITNESS:		COATES INTERNATIONAL, LTD
A Nevada Corporation

	BY:	/s/ GEORGE J. COATES
GEORGE J. COATES, PRESIDENT

WITNESS:		W & S INVESTMENTS, L.L.C.
A New Jersey
Limited Liability Company

	BY:	/s/ BARRY WESHNAK
BARRY WESHNAK
Managing Member

	BY:	/s/ THOMAS W. SMITH
THOMAS W. SMITH
Managing Member

EXHIBIT A